Michael D. Herman

April 14, 2014

Exhibit 99.1

Board of Directors

Enservco Corporation

501 South Cherry St., Ste. 320

Denver, CO 80246

Dear Gentlemen,

It has been my distinct pleasure to serve as Chief Executive Officer of Enservco Corporation for these last three and a half years. However, I regret to inform you that I am no longer able to continue in that capacity, which will include as an officer or manager of any of our subsidiary(s). This decision was not informed by any disagreement with the Company relating to the

Company’s operations, policies, or practices, but was made for personal reasons.

Please, therefore, accept my resignation as Chief Executive Officer of Enservco, effective upon acceptance by Board of

Directors.

I look forward to continuing my service as a member of the Board of Directors of Enservco.

Sincerely yours,

/s/ Michael D. Herman

Michael D. Herman